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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      NINE MONTHS ENDED        THREE MONTHS ENDED
                                                        SEPTEMBER 30,             SEPTEMBER 30,
                                                   -----------------------     -------------------
                                                      1996         1995          1996       1995
                                                   ----------   ----------     --------   --------
Average outstanding shares used in the
  computation of per share earnings:
  Common stock*..................................     506,084      506,086      506,084    506,084
  Common stock in treasury*......................     (34,569)     (32,100)     (36,648)   (31,954)
                                                   ----------    ---------     --------   --------
                                                      471,515      473,986      469,436    474,130
                                                   ==========   ==========     ========   ========
Net income (applicable to common stock)..........  $2,127,023   $1,836,627     $731,437   $630,686
                                                   ==========   ==========     ========   ========
Net income per share.............................  $     4.51   $     3.87     $   1.56   $   1.33
                                                   ==========   ==========     ========   ========

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* The effects of all other common stock equivalents are not significant.

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